Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2018 SECOND QUARTER FINANCIAL RESULTS

Anaheim, California – September 6, 2018 – Select Interior Concepts, Inc. (NASDAQ: SIC), a diversified building products and services company focused on home interior products, today announced its financial results for the second quarter ended June 30, 2018.

SECOND QUARTER 2018 FINANCIAL HIGHLIGHTS

•	Consolidated Net Sales increased to $124.9 million, an increase of 38.2% from the second quarter of 2017

•	Gross Profit was $34.4 million, up from $26.5 million for the second quarter of 2017

•	Adjusted EBITDA rose to $13.8 million, up from $11.9 million for second quarter of 2017

•	Net loss was $0.1 million, compared to net income of $3.4 million for the second quarter of 2017

YEAR-TO-DATE 2018 FINANCIAL HIGHLIGHTS

•	Consolidated Net Sales increased to $229.3 million, an increase of 45% from the first half of 2017

•	Gross Profit was $62.4 million, up from the $47.0 million for the first half of 2017

•	Adjusted EBITDA improved to $24.5 million, up from $20.0 million for the first half of 2017

•	Net loss was $1.4 million, compared to net income of $0.8 million for the first half of 2017

“We are pleased about the continued organic growth of our Company and the integration of two recently completed acquisitions. Our performance during the second quarter demonstrates execution towards our strategic goals,” stated Tyrone Johnson, Chief Executive Officer of Select Interior Concepts. “We reported strong quarter over quarter performance, as our Net Sales for the second quarter of 2018 grew 38.2% to $124.9 million. Our gross profit rose in both our Residential Design Services and Architectural Surfaces Group operating segments, and on a combined basis, increased 29.8% to $34.4 million. Adjusted EBITDA rose to $13.8 million,” Mr. Johnson added.

“We remain committed to our diversification of product, channel and geography strategies,” added Mr. Johnson. “In addition, we continue to build an acquisition pipeline of investment opportunities that will further enhance our Company’s value. Subsequent to the end of our second quarter 2018, we acquired Las Vegas-based Tuscany Collection and Austin-based Summit Stoneworks.”

“Driving our plan is a strong leadership team that will continue to provide guidance and support in achieving our long-term goals. We recently announced the hiring of Nadeem Moiz as our Chief Financial Officer. We believe that Mr. Moiz will be a great addition to our management team, and will provide the leadership and experience necessary to help execute our growth strategies,” concluded Mr. Johnson. “We are also happy to note that Kendall Hoyd has been named the President—RDS of our Company.”

Second Quarter Results

Net sales for the second quarter of 2018 were $124.9 million, compared to net sales of $90.4 million for the second quarter of 2017. The increase was driven by the impact of organic growth and acquisitions in both the Residential Design Services and Architectural Surfaces Group operating segments of the Company.

Gross profit for the second quarter of 2018 was $34.4 million, compared to $26.5 million for the second quarter of 2017. Gross profit as a percentage of net sales was 27.6% for the second quarter of 2018, compared to 29.3% for the second quarter of 2017. The increase in gross profit was due to higher net sales. The decrease in gross profit margin was primarily due to opportunistic acquisitions by Architectural Surfaces Group at slightly lower gross margin than base business, higher depreciation in cost of goods sold, and a shift in product price/mix.

Operating expenses for the second quarter of 2018 were $30.8 million, or 24.7% of net sales, compared to $19.5 million, or 21.5% of net sales, for the second quarter of 2017. The increase in operating expenses was primarily due to Selling, general and administrative (“SG&A”) expenses from acquired businesses, the Company’s incentive compensation plan, one-time nonrecurring costs for completing acquisitions, investments in the Company as its transitions to a public company, and higher depreciation.

The income tax benefit for the second quarter of 2018 was $.04 million on a pre-tax loss of $0.1 million, resulting in an effective tax rate of 28.9%. The income tax benefit for the second quarter of 2017 was $0.2 million on pretax income of $3.2 million, resulting in an effective tax rate of 5.2%. The change in effective tax rate is due to the Company’s Architectural Surfaces Group operating segment being a pass-through entity during the second quarter of 2017, which resulted in a lower effective rate for the consolidated Company.

For the second quarter of 2018, the Company reported a net loss of $0.1 million, and earnings per share of $0.00, compared to net income of $3.4 million in the second quarter of 2017. There was no per share calculation for the second quarter of 2017 because the Company was a private entity during that period.

Adjusted EBITDA rose to $13.8 million, or 11.1% of net sales, for the second quarter of 2018, compared to Adjusted EBITDA of $11.9 million, or 13.1% of net sales, for the second quarter of 2017. The increase in Adjusted EBITDA was primarily the result of organic growth and acquisitions, partially offset by inflation and investments in the Company, as it transitions to a public company, and M&A resources.

The Company reported cash generated from operating activities of $1.4 million for the second quarter of 2018, compared to $0.5 million for the second quarter of 2017.

Year-to-Date Results

Net sales for the first half of 2018 were $229.3 million, compared to net sales of $158.1 million for the first half of 2017. The increase in net sales was primarily due to organic growth and acquisitions in both the Residential Design Services and Architectural Surfaces Group operating segments of the Company.

Gross profit for the first half of 2018 was $62.4 million, compared to $47.0 million for the first half of 2017. Gross profit as a percentage of net sales was 27.2% for the first half of 2018, compared to 29.7% for the first half of 2017. The increase in gross profit was due to higher net sales. The decrease in gross profit margin was primarily due to opportunistic acquisitions by Architectural Surfaces Group at slightly lower gross margin than base business, higher depreciation in cost of goods sold, and a shift in product price/mix.

Operating expenses for the first half of 2018 were $57.8 million, or 25.2% of net sales, compared to $39.2 million, or 24.8% of net sales, for the first half of 2017. The increase in operating expenses was primarily due to SG&A expenses from acquired businesses, the Company’s incentive compensation plan, one-time nonrecurring costs for completing acquisitions, investments in the Company as it transitions to a public company, and higher depreciation.

The income tax benefit for the first half of 2018 was $0.5 million, resulting in an effective tax rate of 27.8%, compared to an income provision of $0.1 million and an effective tax rate of 14.8% for the first half of 2017. During the first half of 2017, our Architectural Surfaces Group operating segment was a pass-through entity for tax purposes.

For the first half of 2018, the Company reported a net loss of $1.4 million, or a loss of $0.05 per basic and diluted share, compared to a net profit of $0.8 million for the first half of 2017. There was no per share calculation for first half of 2017 because the Company was a private entity during that period.

Adjusted EBITDA rose to $24.5 million, or 10.7% of net sales, for the first half of 2018, compared to Adjusted EBITDA of $20.0 million, or 12.6% of net sales, for the first half of 2017. The increase in Adjusted EBITDA was primarily the result of organic growth and acquisitions, partially offset by inflation and investments in the Company, as it transitions to a public company, and M&A resources.

SECOND QUARTER 2018 FINANCIAL RESULTS CONFERENCE CALL DETAILS

Tyrone Johnson, Chief Executive Officer, and Nadeem Moiz, Chief Financial Officer, will host a conference call to discuss the results today at 8:30 AM EDT.

To participate in the Conference Call, dial 877-409-4019 from the United States, and international callers may dial 201-689-8337, approximately 15 minutes before the call. A webcast and presentation will also be available under the Investor Relations section at http://www.selectinteriorconcepts.com.

A digital replay will be available by telephone approximately two hours after the completion of the call until November 15, 2018, and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers using conference ID #13682929.

About Select Interior Concepts

Select Interior Concepts is a diversified building products and services company focused on interior products. It has two operating subsidiaries and segments doing business as Residential Design Services and Architectural Surfaces Group, with an overall focus of offering a broad range of design-oriented products including flooring, countertops, cabinets, and other highly desirable and customizable high-end interior products. For more information, visit http://www.selectinteriorconcepts.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Contacts:

Investor Relations:

Marlon Nurse, D.M. | Senior Vice President

Porter, LeVay & Rose, Inc.

Marlon@plrinvest.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$6,111	$2,547
Restricted cash	3,000	3,000
Accounts receivable, net	51,422	45,284
Inventories	110,514	87,629
Prepaid expenses and other current assets	2,646	2,625
Income taxes recievables	1,181	1,520

Total current assets	174,874	142,605
Property and equipment, net	17,110	13,226
Deferred tax assets, net	12,668	11,569
Goodwill	66,984	66,326
Customer relationships, net	63,309	68,125
Intangibles assets, net	13,791	14,138
Other assets	1,204	4,257

Total assets	$349,940	$320,246

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$37,947	$38,491
Accrued expenses and other current liabilities	26,513	19,840
Customer deposits	6,421	5,320
Current portion of long-term debt, net	1,424	1,449
Current portion of capital leases	382	229

Total current liabilities	72,687	65,329
Long-term debt (less current portion)	92,518	86,897
Long-term captial leases	1,013	664
Line of Credit	35,382	19,269

Total Liabilities	201,600	172,159
Class A common stock	217	217
Class B common stock	39	39
Additional paid in capital	155,168	153,520
Accumulated deficit	(7,084)	(5,689)

Total shareholders’ equity	148,340	148,087

Total liabilities and shareholders’ equity	$349,940	$320,246

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2018	2017	2018	2017
Revenues, net	$124,861	$90,361	$229,247	$158,085
Cost of revenues	90,455	63,850	166,892	111,104

Gross profit	34,406	26,511	62,355	46,981
Operating expenses
General and administrative	24,480	14,655	46,022	25,709
Selling and marketing	6,316	4,800	11,773	13,523

Total operating expenses	30,796	19,455	57,795	39,232
Income from operations	3,610	7,056	4,560	7,749
Other (income) expense
Interest Expense	2,757	3,623	5,280	5,730
Loss on extinguishment of debt	42	—	42	748
Other Expense, net	932	207	1,171	318

Total other expense, net	3,731	3,830	6,493	6,796
(Loss) income before provision for income taxes	(121)	3,226	(1,933)	953
Income Tax Expense	(35)	(170)	(538)	142
Consolidated net (loss) income	$(86)	$3,396	$(1,395)	$811

Lesss: net income attributable to predecessor	$—	$3,396	$—	$811

Net loss attributable to Select Interior Concepts, Inc.	$(86)	$—	$(1,395)	$—

Loss per common share
Basic and Diluted Class A common	$(0.00)	$—	$(0.05)	$—
Basic and Diluted Class B common	$(0.00)	$—	$(0.05)	$—

Weighted average shares outstanding
Basic and Diluted Class A common	21,750,000	—	21,750,000	—
Basic and Diluted Class B common	3,864,626	—	3,864,626	—

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands)	2018	2017
Operating Activities
Net (loss) / income	$(1,395)	$811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,669	6,553
Equity based compensation	1,647	—
Deferred benefit from income taxes	(1,098)	(202)
Amortized interest on deferred debt issuance costs	325	256
Loss on extinguishment of debt	42	748
Increase / (decrease) in alowance for doubtful accounts	(37)	199
Loss on disposal of property and equiptment	2	2
Changes in operaating assets and liabilities:
Accounts receivable	(59)	(4,079)
Prepaid expenses and other current assets	142	(574)
Inventory	(8,422)	(5,868)
Other assets	9	(44)
Accounts payable	(7,709)	4,767
Accrued expenses and other current liabilities	5,345	2,292
Income taxes receivable	339	(900)
Customer deposit	1,101	(254)

Net cash used in operating activities	(99)	3,707

Cash flows from investing activities
Purchase of property and equipment	(6,411)	(1,666)
Proceeds from disposal of property and equipment	12	—
Acquisition of Pental Granite and Marble LLC, net of cash acquired	—	(88,000)
Acquisition of NSI, LLC	(290)	—
Acquisition of Bedrock, net of cash acquired	(11,492)	—

Net cash used in investing activities	(18,181)	(89,666)

Cash flows from financing activities
Dividends issued	—	(34,859)
Contributions from members	—	30
Proceeds from line of credit, net	16,598	23,998
Proceeds from term loan	6,250	116,500
Term loan and line of credit deferred issuance costs	(517)	(2,825)
Proceeds / (payments) on notes payable	38	(311)
Principal payments on long-term debt	(525)	(20,218)

Net cash provided by financing activities	21,844	82,315

Net increase / (decrease) in cash	3,564	(3,644)

Cash and restricted cash, beginning of period	5,547	4,727
Cash and restricted cash, end of period	9,111	1,083
Supplemental disclosures of cash flow information
Cash paid for interest	4,770	7,380
Cash paid for income taxes	184	1,260
Supplemental disclosures of non-cash investing activities
Acquisition of Pental Granite and Marble, LLC, rollover equity	—	10,000
Measurement period adjustment related to acquisition of Greencraft Holdings, LLC	(317)	—
Acquisition of Elegant Home Design, LLC, indemnity holdback	(1,000)	—
Acquisition of equipment and vehicles with long-term debt and capital leases	104	121

Select Interior Concepts, Inc.

Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2018	2017	2018	2017
Reconciliation of adj. EBITDA to net income
Consolidated net (loss) income	$(86)	$3,396	$(1,395)	$811
Income tax (benefit) expense	(35)	(170)	(538)	142
Interest expense	2,799	3,623	5,322	6,478
Depreciation and amortization	4,985	3,712	9,669	6,553

EBITDA	7,663	10,562	13,058	13,984

Consulting Fees to Trive Capital	—	305	—	516
Share Based and Transaction Incentive Compensation	2,006	—	3,986	381
Nonrecurring Costs	4,142	997	7,444	5,088

Adjusted EBITDA	13,811	11,863	24,488	19,969

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance, facility closure costs, and professional and legal fees related to business acquisitions, or similar transitional costs and expenses related to integrating acquired businesses into our Company. Adjusted EBITDA is a non-GAAP financial measure used by us as supplemental measure in evaluating our operating performance.